Exhibit 10.1

                          FINANCIAL ADVISORY AGREEMENT

This Financial Advisory Agreement (the "Agreement") is made as of February 17, 2005 by and between Coastal Bancshares Acquisition Corp., a Delaware corporation (the "Company" or "CBAC"), and Sanders Morris Harris Inc. ("SMH" or "Advisor"). The terms "CBAC" or the "Company" are understood to include any entity in which the Company has an ownership, profits or similar interest, including any entity or successor company formed for the purpose of facilitating a merger, acquisition, divestiture, joint venture or other business combination (the "Transaction") as contemplated in Paragraph 1 hereof.

     1. Engagement of Advisor. CBAC hereby engages Advisor, on an exclusive basis (subject to certain limitations - See Exhibit A) for the term of this Agreement, and Advisor hereby agrees, to advise, consult with, and assist the Company in various matters, including: (i) identifying potential acquisition or merger candidates ("Target") in order to effect a possible Transaction; (ii) conducting due diligence review of any proposed acquisition or merger candidate's management, business, assets, operations, and financial condition;
(iii) assisting the Company in the formulation and negotiation of the financial terms and structure of any prospective Transaction; (iv) assisting the Company in the presentation of any Transaction to the management and/or Board of Directors of prospective Targets and the Company's Board of Directors, which would include examining the pro forma financial and strategic impact of any prospective Transaction on the Company; and (v) providing other financial advisory services normal and customary for similar engagements and as may be mutually agreed upon by the Company and SMH. During the term of this Agreement, the Company agrees not to use the services of any other investment banker regarding matters similar to those outlined herein.

     2. Compensation. As compensation for services rendered to the Company under this Agreement, the Company shall pay to Advisor the following compensation:

         2.1 Retainer Fee. As compensation for providing advisory services, the Company agrees to pay SMH a retainer fee equal to $5,000 per month (the "Retainer Fee"). The Retainer Fee will be payable monthly in advance on the first day of the month beginning March 1, 2005, and will continue until a Transaction occurs or CBAC is required to liquidate its assets. The $5,000 monthly Retainer Fee, to the extent previously paid (and without duplication), will be credited against any Transaction fees payable to SMH.

         2.2 If during the term of this engagement the Company enters into a Transaction or series of Transaction(s) the Company agrees to pay SMH a success fee as set forth in Exhibit A hereto. Any fee payable to Advisor in Exhibit A will be due in cash at the closing of the Transaction and shall be payable to Advisor by the Company, provided, however, that Advisor shall not be entitled to any fee under Exhibit A unless the closing of the Transaction occurs during the Term of Agreement (except as provided under paragraph 5 due to an early termination of the Agreement by the Company).

         2.3 In the event the Company desires to have Advisor furnish any formal written opinion as to the financial aspects of any transaction, such as a fairness opinion or formal valuation, then such transaction will be subject to a separate engagement. Such engagement shall be in addition to the services contemplated by this Agreement and shall be made under a separate agreement containing terms and provisions, including the terms of compensation, to be mutually agreed upon at that time. The foregoing notwithstanding, if the Transaction fee to be earned by SMH for the Transaction is greater than or equal to $1,200,000, then the Company may still request that SMH provide such opinion and the fee for the opinion will be credited against the Transaction fee. If the

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Transaction fee is less than $1,050,000,  the opinion fee will be $150,000,  and if the Transaction fee is between $1,050,000 and $1,200,000, then the opinion fee will be the difference between $1,200,000 and the Transaction fee.

         2.4 CBAC will pay or reimburse Advisor for all reasonable out-of-pocket costs and expenses incurred by Advisor in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses incurred in performing its duties, including due diligence and marketing, in connection with this Agreement and possible Transactions, legal fees and expenses, costs of supplies, printing, copying and mailing and all other expenses reasonably incurred by Advisor in performing its obligations under this Agreement; provided, however, that Advisor shall obtain the prior approval of the Company for any single expenditure in excess of $2,500, which approval shall not be unreasonably withheld. Upon request by the Company, Advisor shall provide to the Company a written statement or statements detailing expenses for which reimbursement is sought and provide copies of invoices and other documentation supporting such expenses. Reimbursable expenses shall be payable by the Company within 15 days of receipt by the Company of a statement requesting reimbursement. The maximum out of pocket expenses that my be charged to the Company by SMH pursuant to this agreement, without the express written consent of the Company to exceed, is $25,000.00

     3. Business Practice. The Company recognizes that Advisor is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company. The Company acknowledges and agrees that Advisor may advise and consult with other businesses, including those that may be in competition with the Company, and shall not be required to devote its full time and resources to performing services on behalf of the Company under this Agreement. Advisor shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein.

     4. Indemnification. (a) CBAC agrees to indemnify and hold harmless Advisor and its affiliates, agents, and advisors, and their respective directors, officers, employees, agents and controlling persons (each such person is hereinafter referred to as an "SMH Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such SMH Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of the engagement evidenced hereby. The Company will reimburse any SMH Indemnified Party for any expenses (including reasonable attorney fees and expenses) as they are incurred by an SMH Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability within thirty (30) days of the receipt of an invoice therefore; provided, however, that at the time of such reimbursement the SMH Indemnified Party shall have entered into an agreement with the Company whereby the SMH Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a judgment by a court of competent jurisdiction that the SMH Indemnified Party is not entitled to indemnity from the Company. Notwithstanding the foregoing, the Company shall not be liable to any SMH Indemnified Party under this Section 4(a) to the extent that (a) any loss, claim, damage, liability or expense is determined by a court of competent jurisdiction to result primarily from any such SMH Indemnified Party's bad faith, unlawful conduct, willful misconduct or gross negligence or (b) to the extent that Advisor is required to indemnify the Company pursuant to Section 4(b) hereof.

     (b) Advisor  agrees to indemnify  and hold  harmless the Company,  CBAC and
their  affiliates,   agents,  and  advisors,  and  their  respective  directors,

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officers,  employees,  agents  and  controlling  persons  (each  individually  a
"Company Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such Company Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of (i) Advisor's breach of a representation, warranty or covenant herein, or (ii) the gross negligence, bad faith, willful misconduct, or unlawful conduct of Advisor. Advisor will reimburse any Company Indemnified Party for all expenses (including reasonable attorney fees and expenses) as they
are  incurred  by  such  Company   Indemnified  Party  in  connection  with  the
investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the Company Indemnified Party shall have entered into an agreement with Advisor whereby the Company Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final judgment by a court of competent jurisdiction that the
Company   Indemnified   Party  is  not  entitled  to  indemnity   from  Advisor.
Notwithstanding the foregoing, Advisor shall not be liable to any Company Indemnified Party under this section 4(b) to the extent that (a) any loss, claim, damage, liability or expense is determined by a court of competent jurisdiction to result directly from any such Company Indemnified Party's willful misconduct or gross negligence, or (b) to the extent the Company is required to indemnify Advisor therefore pursuant to section 4(a) hereof.

     (c) If for any reason (other than a final non-appealable judgment finding any SMH Indemnified Party or the Company or Company Indemnified Party (any such party, an "Indemnified Party") liable for losses, claims, damages, liabilities or expenses for its gross negligence or willful misconduct) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the other party shall contribute to the amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Advisor on the other, but also the relative fault by the Company, Advisor and each Indemnified Party, as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all SMH Indemnified Parties to all such losses, claims, damages, liabilities or expenses exceed the amount of fees actually received and retained by Advisor hereunder.

     5. Term of Agreement. This Agreement shall terminate upon the sooner of eighteen (18) months after the effectiveness of the Company's initial public offering (February 14, 2005) or upon the completion of a Transaction. This term will be extended to twenty-four (24) months after the effectiveness of the Company's initial public offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after the Company's initial public offering becomes effective. The foregoing notwithstanding, the Company may terminate this agreement at any time after six months by providing 10 days advance written notice to SMH. Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that (i) the Company shall be obligated to pay fees under Sections 2.1 and 2.2 hereof relating to Transaction(s) commenced by the Company prior to termination of the Agreement, (ii) the Company shall be obligated to reimburse expenses under Section 2.4 incurred by Advisor during the period prior to termination of this Agreement or related to transactions continuing beyond termination of the Agreement, (iii) if the Company terminates this Agreement early, the provisions of paragraph 5 (i) above shall extend to any transaction that occurs with Target with whom the Company has had meaningful discussions regarding a Transaction at the time of termination, and (iii) Advisor and the Company shall continue to be bound by the provisions of Section 4 hereof.

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     6. Relationship of Parties. The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause Advisor to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.

     7. Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to Advisor and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Advisor:         SANDERS MORRIS HARRIS INC.
                 600 Travis Street, Suite 3100
                 Houston, Texas 77002
                 Attn:   Michael S. Chadwick
                         (713) 250-4202
                 Fax:    (713) 250-4294


Company:         COASTAL BANSCHARES ACQUISITION CORP.
                 9821 Katy Freeway, Suite 500
                 Houston, TX  77024
                 Attn:   Cary M. Grossman
                         (713) 827-2104
                 Fax:    (713) 722-9510

     8. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, except for its conflicts of law principles.

     10. Entire Agreement, Waiver. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing. Either the Company or Advisor may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.



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SANDERS MORRIS HARRIS INC.                  COASTAL BANCSHARES ACQUISITION CORP.



/s/ Michael S. Chadwick                     /s/ Cary M. Grossman
-----------------------------               ------------------------------
By: Michael S. Chadwick                     By: Cary M. Grossman
    Managing Director                           Co-Chief Executive Officer





















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